Exhibit 99.1
Trimble Announces Executive-Level Leadership Changes
WESTMINSTER, Colo., Aug. 18, 2025 – Trimble (Nasdaq:TRMB) today announced that Chief Accounting Officer (CAO) Julie Shepard will retire from the company in early 2026 after more than 18 years of service to Trimble shareholders. The company has named Kenny Bement as its new CAO effective September 2025. Julie and Kenny will work together over the next six to eight months to ensure a seamless transition. Julie will continue to support the auditor transition for the 2025 financial statements.
Kenny brings to Trimble more than two decades of experience in financial reporting, controls, compliance, and finance operations excellence. He began as an auditor and later worked for the Financial Accounting Standards Board where he was the primary author of the ASC 606 revenue recognition standard. Previously, Kenny was the CAO for Conservice, Vista Outdoor, Ancestry and Gopuff, and served in senior roles at Alphabet and Raytheon.
Trimble also announced the hiring of Jim Palermo as Chief Information Officer (CIO), a newly created position focused on delivering Information Technology (IT) infrastructure to support he company’s Connect and Scale digital transformation. Jim brings more than two decades of IT leadership experience. He most recently served as CIO for Red Hat, where he managed large, global teams and led a significant SaaS business model transformation. Prior to Red Hat, Jim held positions at Cisco and Nortel.
“I want to thank Julie for her significant contributions to Trimble over the past 18 years,” said Phil Sawarynski, CFO at Trimble. “Her leadership and dedication have left an imprint on the company, including the significant role she played in implementing our migration from perpetual to subscription licensing models. I am excited for Jim and Kenny to join the team and continue our efforts to simplify and focus the company to deliver on our Connect and Scale strategy.”
About Trimble
Trimble is a global technology company that connects the physical and digital worlds, transforming the ways work gets done. With relentless innovation in precise positioning, modeling and data analytics, Trimble enables essential industries including construction, geospatial and transportation. Whether it's helping customers build and maintain infrastructure, design and construct buildings, optimize global supply chains or map the world, Trimble is at the forefront, driving productivity and progress. For more information about Trimble (Nasdaq: TRMB), visit: www.trimble.com.